UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2010

SXC HEALTH SOLUTIONS CORP.
(Exact name of registrant as specified in charter)

Yukon Territory, Canada (State or Other Jurisdiction of Incorporation)	000-52073 (Commission File Number)	75-2578509 (IRS Employer Identification Number)
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3246
(Address of principal executive offices)
Registrant’s telephone number, including area code: (630) 577-3206
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 1, 2010, SXC Health Solutions Corp. (“SXC Corp.”), through its direct wholly owned subsidiary SXC Health Solutions, Inc. (“SXC Inc.”), entered into a Purchase Agreement (the “Purchase Agreement”) with MedfusionRx, L.L.C., an Alabama limited liability company (“Medfusion”), Medtown South, LLC, an Alabama limited liability company (“Medtown South” and together with Medfusion, the “Companies”), the members of Medfusion identified therein (collectively, the “Selling Members” and together with Medtown South, the “Selling Parties”) and Ron Cunningham, in his capacity as Selling Party Representative. Pursuant to the Purchase Agreement, SXC Corp., through SXC Inc., will acquire (the “Acquisition”) all of the outstanding equity interests of Medfusion and certain affiliated entities and certain specified assets of Medtown South in exchange for $100.0 million in cash, subject to certain customary post-closing adjustments, and an opportunity for the Selling Members to earn an additional $5.5 million in cash, subject to the satisfaction of certain performance targets through the 2012 fiscal year, in each case upon the terms and subject to the conditions contained in the Purchase Agreement. The Acquisition is expected to close by the end of 2010, subject to the satisfaction or waiver of various closing conditions, as described below.
     The Purchase Agreement contains customary representations, warranties and covenants. The Selling Members’ indemnification obligation for breaches of the Companies’ representations and warranties will be subject to an aggregate cap of $10.0 million and an aggregate threshold of $550,000 (when the threshold is met, the full amount of claim can be recovered), subject to certain exclusions. A portion of the purchase price ($8.0 million in cash) will be placed in an escrow fund to secure the Selling Members’ indemnification obligations for a period of 12 months following the closing of the Acquisition. Representations and warranties of the Companies will generally survive for 12 months after closing, subject to a longer survival period for certain “fundamental” representations.
     The consummation of the Acquisition is subject to certain customary closing conditions, including (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and (b) the receipt by the Companies of those consents, approvals, waivers or authorizations in connection with the Acquisition from governmental bodies, the failure of which to obtain would result in, or would likely be expected to result in, a material adverse effect to the Companies.
     The Purchase Agreement may be terminated (a) by mutual consent of a majority in interest of the Selling Members and SXC Inc., or (b) by either a majority in interest of the Selling Members or SXC Inc., (i) if either party materially breaches the Agreement (subject to a 30-day cure period), (ii) if the closing of the Acquisition has not occurred on or prior to December 30, 2010 (provided that the terminating party is not in breach and has not failed to fulfill any obligation under the Purchase Agreement), or (iii) in the event of the issuance of a final, nonappealable order of a governmental body restraining or prohibiting the Acquisition.
     The principal Selling Members have agreed to certain customary noncompetition, nonsolicitation and non-disparagement covenants for a period of five years after the closing date. Certain members of Medfusion management have entered into employment agreements with SXC Inc. concurrent with the execution of the Purchase Agreement.
Item 7.01 Regulation FD Disclosure.
     On December 2, 2010, SXC Corp. issued a press release announcing the Acquisition and SXC Inc.’s entry into the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference. The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of SXC Health Solutions Corp. issued December 2, 2010

SIGNATURE
     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 3, 2010

SXC HEALTH SOLUTIONS CORP.
By:	/s/ Jeffrey Park
	Name:	Jeffrey Park
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of SXC Health Solutions Corp. issued December 2, 2010

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